Exhibit 99.1

                        FIRST NILES FINANCIAL, INC.

                          DECLARES CASH DIVIDEND

Niles, Ohio, August 24, 2006 - First Niles Financial, Inc., the parent company of Home Federal Savings and Loan Association of Niles, has announced a cash dividend of $.16 per share for the third quarter of 2006. The dividend will be payable on September 22, 2006 to shareholders of record on September 8, 2006.

Home Federal primarily serves the Niles, Ohio area. At June 30, 2006, Home Federal exceeded all its applicable regulatory capital requirements.

First Niles had $98.7 million in assets and $15.6 million in stockholders’ equity as of June 30, 2006. The stock of First Niles is traded on the Nasdaq SmallCap Market under the symbol “FNFI”.

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

August 24, 2006	Lawrence Safarek, Vice President First Niles Financial, Inc. 55 N. Main Street Niles, Ohio 44446 (330) 652-2539